Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-123524 and 333-197757 on Form S-3 and Registration Statement Nos. 333-104258, 333-123521, 333-165098, 333-165101, 333-54266, 333-64171, 333-64173 and 333-79741 on Form S-8 of SurModics, Inc. our report dated February 3, 2016 related to the financial statements of Creagh Medical Limited as of and for the years ended December 31, 2014 and 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to financial statements prepared in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland, which differs from accounting principles generally accepted in the United States of America).

/s/ Deloitte

Chartered Accountants and Statutory Audit Firm

Limerick, Ireland

February 3, 2016